OmniQuip International Adopts
                             Shareholder Rights Plan


     Port Washington, Wisconsin - (BUSINESS WIRE) August 21, 1998 - OmniQuip International, Inc. (Nasdaq/NMS: OMQP) today announced it has adopted a shareholder rights plan to assure shareholders fair value and equal treatment in the event of any proposed takeover of the company.

     P. Enoch Stiff, president and chief executive officer, said "Adoption of a rights plan has been under consideration by our board of directors for some time. The board felt it prudent and in the best interest of shareholders to establish a rights plan. In light of the recent decline in our stock price, we particularly felt it appropriate to ensure that our shareholders are protected from potentially coercive efforts to acquire control." He added that the rights plan is similar to those adopted by numerous other companies.

     Pursuant to the plan, a dividend of one preferred stock purchase right has been declared for each outstanding share of common stock to stockholders of record on August 31, 1998. Generally, the rights will not be exercisable until a person or group acquires, or commences a tender offer to acquire, beneficial ownership of more than twenty percent (20%) of OmniQuip International's common stock. Each right, when exercisable, entitles the holder to purchase one one-hundredth of a share of Series A Preferred Stock, par value $0.01 per share, at a purchase price of eighty-five dollars ($85.00), subject to adjustment. No separate certificates evidencing the rights will be issued unless and until they become exercisable.

     Upon the acquisition of twenty percent (20%) of OmniQuip International's common stock without the consent of the board of directors, the holders of the rights, except such acquiring person, will have the right to receive, upon exercise, common stock (or, in certain circumstances, cash, properties or other securities) having a value equal to two times the exercise price of the right. In the event of a merger or other business combination in which OmniQuip International is not the surviving entity or if 50 percent or more of OmniQuip International's assets or earning power are sold, the holders of the rights will have the right to receive, upon exercise, common stock of the acquiror.

     Prior to becoming exercisable, the rights are redeemable by the board of directors for $0.01 per right. If not so redeemed, the rights will expire on August 31, 2008.

     Headquartered in Port Washington, Wisconsin, OmniQuip International is the largest North American producer of telescopic material handlers, which are marketed under the SKY TRAK and LULL brand names. The company also manufactures aerial work platforms under the Snorkel name, skid steer loaders, power loaders and haulers and aerial fire apparatus. OmniQuip's products are used in a wide variety of applications by commercial and residential building contractors, as well as by customers in other construction, military, industrial and agricultural markets.

     OmniQuip International news releases are available on-line 24 hours a day at: http://www.businesswire.com/cnn/omqp.htm
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